Exhibit 10.1
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of April 1, 2005 and amended and restated effective as of June 5, 2007 and further amended and restated also effective as of June 5, 2007 by and among Biodel Inc., a Delaware corporation with an address at 6 Christopher Columbus Avenue, Danbury, CT 06810-7352 (“BIODEL” or the “Company”), and Dr. Andreas Pfuetzner , an individual residing An der Hayl 4, D-55130 Mainz Germany (“Consultant”).
W I T N E S S E T H:
     WHEREAS, Company desires to secure the services of Consultant as a consultant/ Vice President Medical Affairs to the Company; and
     WHEREAS, Consultant desires to perform services as a consultant to the Company in accordance with the terms and conditions herein set forth;
     WHEREAS, Consultant and Company entered into a Consulting Agreement as of April 1, 2005 which was amended and restated effective as of June 5, 2007;
     WHEREAS, Consultant and Company desire to further amend and restate the Consulting Agreement entered into as of April 1, 2005 so that the same as so amended and restated shall read in its entirety as follows.
     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements of the parties herein set forth, the parties hereto hereby covenant and agree as follows:

     1. Consulting Services. Subject to the terms and conditions hereof, Consultant agrees to perform the consulting services (the “Services”) more particularly described on Exhibit A attached hereto and hereby made a part hereof by reference thereto. During the period that Consultant is serving as a Consultant to the Company, Consultant shall devote such amount of his business time and attention to the performance of the duties described herein as is reasonably necessary for the performance of the Services. Consultant shall at all times act in good faith in the performance of his duties. Consultant agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company applicable to Consultants generally, including, but not limited to, those relating to the protection of the Company’s proprietary trade secrets and confidential information.
     2. Contract Term. Unless terminated earlier pursuant to Section 4 below, the initial term of this Agreement shall be for the period from the date of this Agreement (the “Commencement Date”) to June 5, 2009 (the “Initial Termination Date”). Following the Initial Termination Date, this Agreement shall be automatically renewed for successive one-year terms (each, a “Renewal Term”) unless, at least three months prior to the Initial Termination Date or the expiration of a Renewal Term, as applicable, Consultant or BIODEL in his or its respective sole discretion notifies the other party in writing of his or its intent to terminate this Consulting Agreement as of the Initial Termination Date or the expiration of a Renewal Term, as applicable. The term of this Consulting Agreement, including any renewal periods pursuant to the immediately preceding sentence, shall be hereafter referred to as the “Contract Term.”

     3. Compensation.
          3.1 Company shall pay to Consultant and Consultant agrees to accept as compensation for his services to be rendered hereunder, the sum of $2,000.00 for each full business day devoted to the performance of the Services. Such amount shall be paid within ten (10) days after receipt of an invoice therefore and without withholdings or payroll deductions in recognition of Consultants status as an independent contractor to the Company an not as an employee. Consultant, in turn, agrees to indemnify and hold the Company harmless from any loss, liability or expense arising out of the Company not making any withholdings or payroll deductions.
          3.4 The Consultant acknowledges that as a consultant he will not participate in or be entitled to receive medical insurance or other benefits available to employees of the Company.
          3.5 Company shall reimburse Consultant for any ordinary, necessary and reasonable travel, maintenance and entertainment expenses incurred by the Consultant in the course of his duties under this Agreement, in accordance with the Company’s customary policies and practices in effect from time to time, upon submission to the Company of appropriate vouchers and receipts evidencing the same.
          3.6 Company shall pay to Consultant a retainer of $150,000 per annum for the two year period commencing June 5, 2007. The first installment of $150,000 shall be payable upon the execution of the amendment and restatement of this Agreement and the second installment of $150,000 shall be payable within ten (10) days after receipt of an invoice therefore from the Consultant received by the Company on or after June 5, 2008. The retainer is non refundable. The amount of invoices from the Consultant for

Services performed during the period covered by the retainer shall not be credited against the amount of the retainer for that period. For the purpose of removing any doubt, the parties acknowledge that the amount of the retainer payments made to the Consultant is in addition to the amount of invoices from the Consultant paid by the Company for Services performed during the period covered by the retainer.
     4. Termination. This Agreement shall terminate upon the occurrence of any of the following:
          4.1 Expiration of the Contract Term in accordance with Section 2;
          4.2 At the election of the Company, for any reason or no reason, upon written notice by the Company to the Consultant.
     5. Effect of Termination.
          In the event the Consultant’s employment is terminated pursuant to Section 4.1 or 4.2, the Company shall promptly pay to the Consultant any then earned but unpaid compensation and reimburse any expenses incurred prior thereto.
     6. Non-Compete and Non-Solicitation.
          6.1 The Consultant recognizes that his willingness to enter into the restrictive covenants contained in this Section 6 are a critical condition precedent to the willingness of BIODEL to enter into and perform under this Agreement. The Consultant also acknowledges that the restrictions contained in this Section 6 will not materially or unreasonably interfere with the Consultant’s ability to earn a living. The Consultant acknowledges that the restrictions contained in this Section 6 are necessary to protect the legitimate interests of BIODEL and to ensure that Consultant will not reveal or use

BIODEL’s confidential, proprietary or trade secret information or unfairly compete with BIODEL after his termination.
          6.2 During the Contract Term and through the day immediately prior to the first anniversary of the termination date, the Consultant will not directly or indirectly:
               (a) recruit, solicit or induce, or attempt to induce, any employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company, or hire any such employee; or
               (b) knowingly solicit, divert, limit or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers, dealers, distributors, representatives or accounts, or prospective clients, customers, dealers, distributors, representatives or accounts, of the Company which were contacted, solicited or served by employees of the Company during the Contract Term.
          6.3. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, of the non-competition and non-solicitation provisions set forth in this Section 6 are unreasonable and that such provisions are to that extent unenforceable, the parties hereto agree that the provisions shall remain in full force and effect for the greatest time period and in the greatest area that would not render them unenforceable.
          6.4 The restrictions contained in this Section 6 are necessary for the protection of the Company’s legitimate interests, confidential, proprietary or trade secret information, or goodwill; or to protect the Company from the misuse or disclosure of its confidential, proprietary or trade secret information; or to protect the Company from unfair competition. The Consultant agrees that any breach of this Section 6 will cause the Company substantial and irreparable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.
          6.5 The Consultant agrees that the duration and geographic restrictions imposed in this Agreement are fair and reasonable and are reasonably required for the protection of the Company. To the extent any portion of this Agreement, or any portion of any provision of this Agreement, is held to be invalid or unenforceable, it shall be revised to reflect most nearly the parties’ intent and the remainder of the provision or provisions of this Agreement shall be unaffected and shall continue in full force and effect.
          6.6 For purposes of this Section 6 and Section 7, the “Company” refers to the Company and any of its affiliates.
     7. Confidential Information
          7.1. By executing this Agreement, the Consultant recognizes and agrees that he may have access to certain confidential and proprietary information concerning the business of the Company which is of great value to the Company and which, if used in competition with the Company, would render great and irreparable harm to the Company. Such information includes, but is not limited to, information relating to business operations; services; network; systems; strategic business plans; marketing plans; long-range goals; assets and liabilities; technical and engineering methods, processes, and/or know-how; research and development activities; products; computer software and programs; marketing data; pricing; product designs; discoveries; inventions;

budgets; projections; customers and suppliers; development plans, strategies and forecasts; new products and services; and financial statements. This information is provided to the Consultant solely for use in the course of his consulting with, and for the benefit of, the Company.
          7.2. To ensure that such confidential information provided to the Consultant is maintained in confidence by him and not used by him to unfairly compete with the Company, the Consultant shall not, during the course of the Contract Term and at any time within three (3) years thereafter following the termination of this Agreement (regardless of whether the Consultant’s termination is voluntary or involuntary), divulge, furnish or make accessible to anyone, or use in any way other than in furtherance of the interests of the Company: (i) any confidential, proprietary or secret knowledge or information which the Consultant has acquired or become acquainted with, or will acquire or become acquainted with, during the Contract Term; (ii) any confidential or proprietary information concerning the Company’s customers, including but not limited to, information concerning a customers need, practice or preferences; (iii) any confidential, proprietary or trade secret research and development activities of the Company; and (iv) any other confidential, proprietary or trade secret information relating to the business of the Company. The Consultant agrees that this restriction applies to all such information regardless of whether such information was developed by him. This restriction shall not apply to information (i) which is or becomes public knowledge through no fault of the Consultant, (ii) is known to the Consultant at the time of its disclosure as shown by his prior written records, or (iii) is disclosed to the Consultant by a third party who is under no confidential obligation to the Company. The Consultant further agrees that upon request by the Company, or upon the termination of this Agreement, the Consultant will immediately return to the Company any and all such information in the Consultant’s possession or under the Consultant’s control.
     8. Representations and Warranties of the Consultant. The Consultant represents and warrants to the Company as follows:
          8.1. All facts concerning the Consultant’s background, education, experience and employment history as described to the Company in writing are true and correct;
          8.2 The Consultant’s execution of this Agreement and employment with the Company does not and will not conflict with any obligations that the Consultant has to any current or former employer, any other individual, corporation, partnership, association, trust or any other entity or organization, including any instrumentality of government;
          8.4. All files, records, compilations, reports, studies, manuals, memoranda, notebooks, documents, financial reports and statements, correspondence, and other confidential information whether prepared by the Consultant or otherwise coming into the possession of the Consultant, and all copies thereof, are, and shall remain, the exclusive property of the Company, and shall be delivered to the Company as soon as reasonably practicable and at the expense of the Company in the event of the Consultant’s termination or at any other time if requested by the Company.
          8.6 Representations and Warranties of the Company. The Company represents and warrants to the Consultant as follows: (i) the Company is a corporation duly organized and validly existing under the laws of the State of Delaware, (ii) this

Agreement has been approved by all requisite corporate action on the part of the Company and, when executed and delivered, will be enforceable against the Company in accordance with its terms, and (iii) the Company’s execution and performance of this Agreement will not conflict with any obligations that the Company has to any other party
     9. Indemnification. Company shall indemnify Consultant and hold him harmless against any and all claims and liabilities asserted against Consultant which arise in connection with the performance of Consultant’s duties and responsibilities while acting in Consultant’s capacity as an Consultant to Company, except Company shall not be obligated to indemnify or hold Consultant harmless against any claim or liability which arises out of Consultant’s bad faith or intentional misconduct.
     10. Property Rights. With respect to information, inventions and discoveries developed, made or conceived of by Consultant, either alone or with others, at any time during the Contract Term and whether or not within working hours, arising out of the performance of the Services or pertinent to any field of business or research in which, during the Contract Term, the Company is engaged or (if such is known to or ascertainable by Consultant) is considering engaging, Consultant agrees:
          10.1 that all such information, inventions and discoveries, whether or not patented or patentable, shall be and remain the exclusive property of the Company;
          10.2 to disclose promptly to an authorized representative of the Company all such information in Consultant’s possession as to possible applications and uses thereof;
          10.3 not to file any patent application relating to any such invention or discovery except with the prior written consent of an authorized officer of the Company;

          10.4 that Consultant hereby waives and releases any and all rights Consultant may have in and to such information, inventions and discoveries and hereby assigns to the Company and/or its nominees all of Consultant’s right, title and interest in them, and all Consultant’s right, title and interest in any patent, patent application, copyright or other property right based thereon. Consultant hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Consultant’s agent and attorney-in-fact to act for Consultant and in Consultant’s behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of any such patent, patent application, copyright or other property right with the same force and effect as if executed and delivered by Consultant; and
          10.5 at the request of the Company and without expense to Consultant, to execute such documents and perform such other acts as the Company deems necessary or appropriate for the Company to obtain patents on such inventions in a jurisdiction or jurisdictions designated by the Company, and to assign to the Company or its designee such inventions and any patent applications and patents relating thereto.
     11. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 11.

     12. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws (and not the law of conflicts) of the State of New York.
     13. Jurisdiction. Except as otherwise provided for herein, each of the parties (a) submits to the exclusive jurisdiction of any state court sitting in New York County, New York or federal court sitting in the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 11. Nothing in this Section 13, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
     14. Survival. The provisions of Sections 6, 7, 8, 9, 10, 11, 12 and 13 shall survive the termination of this Agreement.
     15. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     16. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
     17. Amendment. This Agreement may be amended or modified only by a written instrument executed by all of the parties hereto.
     18. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.
     19. Miscellaneous.
          19.1 No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
          19.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
          19.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

BIODEL INC.

By:	/s/ Solomon S. Steiner

Name:	Solomon S. Steiner, Ph.D.
Title:	CEO

By:	/s/ Andreas Pfüetzner

Name:	Andreas Pfuetzner, MD, Ph.D.

13